Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-110396 on Form S-8 of our report dated June 28, 2016, relating to the financial statements and supplemental schedule of Robinson Companies Retirement Plan, appearing in this Annual Report on Form 11-K of Robinson Companies Retirement Plan for the year ended December 31, 2015.

Minneapolis, Minnesota

June 28, 2016